COLLATERAL ASSIGNMENT AND PLEDGE OF STOCK AND SECURITY AGREEMENT

THIS COLLATERAL ASSIGNMENT AND PLEDGE OF STOCK AND SECURITY AGREEMENT (the "Agreement") is made and entered into as of October 31, 2008, by and among RON and STACEY GUILL, husband and wife, their successors and assigns ("RSG"), with a place of business at 967 East Parkcenter Blvd., Boise, Idaho 83706, TIMBERLINE RESOURCES CORPORATION, a Delaware corporation (the "Borrower"), whose address is 101 East Lakeside Avenue, Coeur d' Alene, Idaho 83814.

Reference is hereby made to the following:

A. RSG are making a loan to the Borrower in the amount of FIVE MILLION DOLLARS ($5,000,000.00), which amount will be advanced at or after the date of this Agreement (the "Loan"), as evidenced by a promissory note of even date herewith executed by the Borrower in favor of RSG (the "Note"), and certain other loan documents (collectively the "Loan Documents"). The proceeds of the Loan are to employed by the Borrower to repay that certain loan from Auramet Trading, LLC, a Delaware limited liability company, and for general corporate purposes. The Loan is to be converted to shares of Borrower upon the fulfillments of the terms and conditions of that certain subscription agreement of even date herewith. Borrower is granting a security interest in the Collateral (as defined below).

B. Small Mine Development, LLC, an Idaho limited liability company ("SMD") is also making a loan to the Borrower in the amount of FIVE MILLION DOLLARS ($5,000,000.00), which amount will be. The Collateral is also security for such loan.

C. Borrower is the sole shareholder of Timberline Drilling, Inc., an Idaho corporation (the "Subsidiary").

D. As part of the security for the repayment of the Loan and all other amounts which may become payable by the Borrower pursuant to the Loan Documents, and the performance by the Borrower of all of its obligations under the Loan Documents, the Borrower is willing to pledge to, and create a security interest in favor of, RSG in the Collateral referred to below.

Accordingly, in order to induce RSG to make the Loan, the Borrower hereby agrees with RSG as follows:

1. Pledge of Collateral. As security for the repayment of the Loan and the performance of all other Obligations referred to below, the Borrower hereby pledges, assigns and delivers to RSG (jointly with SMD) and creates in RSG a security interest in all of the Borrower's right, title and interest in and to all of the stock of the Subsidiary and including without limitation income, revenues, distributions, proceeds, dividends, and profits therefrom (collectively, the "Stock") together with any additional such general or other interests in the Subsidiary hereafter issued or delivered to the Borrower and any cash, property or other securities at any time and from time to time received or otherwise distributed in respect thereof, exchanged therefor, derived therefrom, substituted therefor, or otherwise subjected to the lien hereof pursuant to any provision hereof

(all of which Stock, additional stock, cash, property and securities are herein collectively called the "Collateral") . Borrower is hereby permitted to receive and retain any distributions with respect to the Stock and to carry out its obligations as the shareholder unless and until there shall be an Event of Default under the terms of this Agreement.

2. Possession of Collateral. If hereafter any certificates of the Stock, certificates for any additional stock or member interests, cash, property and securities comprising part of the Collateral are issued, such certificates shall be delivered to RSG (jointly with SMD) and by such other instruments or documents as RSG or its counsel may reasonably request sufficient to transfer the title thereto to RSG or its nominee(s).

3. Obligations Secured. The Collateral is pledged, assigned and transferred, and a security interest therein is granted, to RSG as security for the payment and performance of any and all liabilities, indebtedness and obligations (direct or indirect, absolute or contingent, sole, joint or joint and several, secured or unsecured) now existing or hereafter arising, of any other type, nature, or description of the Borrower to RSG as set forth in the Loan Documents, but only during the period of time during which the Loan is outstanding. The liabilities, indebtedness, and obligations so secured are hereinafter referred to as the "Obligations."

4. Covenants, Representations and Warranties. The Borrower covenants, represents and warrants that:

(a) Ownership. The Collateral is and shall remain free and clear of any security interests, pledges, liens, encumbrances and restrictions on the transfer thereof other than those created pursuant to the Loan Documents, or as disclosed in the title commitment for the Property.

(b) No Admission, Withdrawal, Sale or Other Disposition. So long as any Obligations remain outstanding, without the prior written consent of RSG: (i) the Borrower shall not sell, assign, transfer or otherwise dispose of, give any option or grant any consent with respect to, or further pledge, hypothecate, or in any manner whatsoever encumber the Collateral or any portion thereof or any interest therein; (ii) Borrower shall not cause or permit the issuance of any additional stock of any type or kind with respect to the Subsidiary.

(c) Authority. The Borrower has the power and authority to enter into and perform the Loan Documents; each of the Loan Documents constitutes the legal, valid and binding obligation of each of the aforesaid parties and requires no approval or filing with any governmental authority which has not been obtained or performed; and the execution, delivery and performance of the Loan Documents by each of the aforesaid parties will not constitute a violation of or result in the breach of or constitute a default under any contract to which any of the aforesaid parties is a party or by which it is bound, or violate any law, judgment, decree or governmental order, rule or regulation applicable to the aforesaid parties.

(d) Financial Statements. The most recent balance sheet of the Borrower has been delivered to RSG and is complete and correct and presents fairly the financial position of the person or entity to which it relates as of the date thereof, and there has been no material adverse change in the condition, financial or otherwise, of said person or entity since the date as

of which the aforementioned balance sheet related. The Borrower will furnish RSG with such additional financial statements and other information respecting its or his respective financial condition and operations or the Collateral as RSG may from time to time reasonably request.

(e) Place of Business. Each of the aforesaid parties maintains its or his place of business at the address set forth in this Agreement.

(f) Ownership of Property. The Borrower has acquired, as of the date of this Agreement, the fee simple interest in certain land located in Silver Bow county, Montana (the "Property"), subject only to those exceptions approved by RSG.

(g) Litigation. No litigation or proceeding against the Borrower or the Subsidiary, or any of them, nor any other litigation or proceeding directly affecting the Property, is pending or threatened before any court, administrative agency, or other governmental authority which would, if adversely determined, have a material adverse effect on the Borrower, the Subsidiary, or any of them, or any of their businesses, or the development, construction and/or operations of the Property.

(h) Brokers or Finders. The parties agree that no broker or finder has any claim for commissions or fees in connection with the Loan. The Borrower hereby agrees to indemnify RSG against any brokers' or finders' fees or commissions claimed through the Borrower in connection with the Loan.

5. Perfection of Security Interest in Collateral. Borrower and the Subsidiary authorize RSG to file UCC-1 financing statements and upon RSG's written request from time to time will make, execute, acknowledge and deliver, and file and record in the proper filing and recording places, all such instruments, and take all such action as RSG may reasonably deem necessary or advisable to carry out the intent and purposes of the Loan Documents, or for assuring and confirming to RSG the grant and perfection of its security interest in the Collateral.

6. Indemnity. The Borrower will indemnify, defend and save and hold RSG harmless from and against any and all claims, damages, loss, liability or judgments which may be incurred or sustained by RSG or asserted against RSG, directly or indirectly, in connection with the existence of or the exercise of any of the security rights with respect to the Collateral, except claims, damages, loss, liability or judgments which arise from the gross negligence or willful misconduct of RSG.

7. Custody of Collateral. RSG shall have no duty or responsibility as to the collection or protection of the Collateral or any part thereof or any income thereon, or as to the preservation or perfection of any rights pertaining thereto or security interests therein.

8. Default and Remedies.

(a) The occurrence of any of the following events shall constitute an event of default (each an "Event of Default"):

(i) the Borrower shall fail to make any payment under the Note when due; or

(ii) an Event of Default occurs under any Credit Agreement and is not cured within any applicable cure period; or

(iii) if, for any reason (other than full satisfaction or written release by RSG) the Loan Documents shall cease to be valid and binding and in full force and effect, or the Borrower shall assert that it is not liable under the Loan Documents; or

(iv) the Borrower shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, or (E) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate or other action shall be taken by it for the purpose of effecting any of the foregoing; or

(v) without the application, approval or consent of the Borrower, a proceeding shall be instituted in any court of competent jurisdiction under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors seeking in respect of Borrower or the Subsidiary an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of Borrower or the Subsidiary or of all or any substantial part of his or its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Borrower or the Subsidiary in good faith, the same shall (A) nevertheless result in the entry of an order for relief or in any such adjudication or appointment or (B) continue undismissed, or pending and unstayed, for any period of 90 consecutive days; or

(vi) Borrower or the Subsidiary shall fail to make any payment in respect of any of its or his respective indebtedness (other than the Loan) when due (whether at maturity or upon acceleration) or within any applicable grace period, or any other event or condition shall occur, which failure, event or condition results in acceleration of the maturity of such indebtedness which would have a material adverse effect on such Borrower or the Subsidiary, its or his business or operations; or

(vii) a final, non-appealable judgment or order for the payment of money shall be rendered against Borrower or the Subsidiary which would have a material adverse effect on such Borrower or the Subsidiary, its or his business or operations and such judgment or order shall continue unsatisfied and unstayed for a period of 90 days; or

(viii) except as permitted under the Credit Agreement, any change occurs in the beneficial ownership of any interest in Subsidiary without RSG's prior written consent.

(b) Upon the occurrence of an Event of Default, in addition to any other rights it may have under the Loan Documents or otherwise, RSG shall have the following rights:

(i) Acceleration. RSG may, by notice to the Borrower, declare the entire unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents, to be forthwith due and payable without presentment, demand, protest or further notification of any kind, all of which are hereby expressly waived by the Borrower and the Subsidiary.

(ii) Enforcement of Loan Documents. RSG may elect to enforce any or all of its rights under and pursuant to the Loan Documents.

(iii) Sale of Collateral. RSG shall have all of the rights and remedies of a secured party under the Uniform Commercial Code in force in the State of Idaho, including without limitation, the right without demand or notice to the Borrower or the Subsidiary, to collect, receive or take possession of the Collateral or any part thereof. The Borrower shall be liable for, and shall pay on demand, all expenses of retaking, holding, preparing for sale, sale, or the like, and all reasonable attorneys' fees and other expenses incurred by RSG in connection with the collection of the Obligations and the enforcement of RSG's rights under the Loan Documents, all of which expenses and fees shall constitute additional Obligations secured by the Loan Documents. The Borrower and the Subsidiary each will execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such action as RSG shall require in connection with such sale.

(iv) Application of Proceeds. The proceeds of all sales and collections, and any other monies, the application of which is not otherwise herein provided for, shall be applied as follows:

First, to the payment of the costs and expenses of such sale or sales and collections, and the reasonable compensation of RSG and its counsel;

Second, to the payment of the Obligations in such order and manner as RSG in its sole discretion may determine; and

Third, to payment to the Borrower, subject, however, to the rights of the holders of any then-existing liens of which RSG has actual notice.

(v) Power of Attorney. The Borrower and the Subsidiary each hereby appoints RSG its attorney-in-fact (the "Attorney") with full power and substitution, after the occurrence of an Event of Default: (A) to arrange for the transfer of the Collateral or any part thereof on the books of the Borrower, and the Subsidiary into the name of RSG or into the name of RSG's nominee, if, at any time following RSG's exercise of its rights hereunder, the Attorney shall, in its sole discretion, deem such a transfer to be desirable, and (B) to take any other action and execute any document or instrument, in the name of the Borrower or the Subsidiary or otherwise, which the Attorney may at any time deem

necessary or appropriate in order to protect RSG's security interest in the Collateral or any part thereof or to foreclose said security interest in accordance herewith or otherwise fulfill the obligations of the Borrower under the Loan Documents. RSG may at any time terminate the appointment of RSG as the Attorney hereunder and designate a successor Attorney hereunder, upon written notice to the Borrower of the designation of such successor Attorney.

9. Disbursement of Funds by the Borrower. The parties hereto acknowledge and agree that the proceeds of the Loan, when received by the Borrower, shall be disbursed by the Borrower as provided in the Credit Agreement which has been approved by or on behalf of RSG as of the date hereof.

10. Notices. All notices required or permitted to be given hereunder shall be in writing and delivered by hand or mailed, postage prepaid, by registered or certified mail, addressed in the case of the Borrower and the Subsidiary to their addresses set forth above, and in the case of RSG to it at 967 E. Parkcenter Blvd., Boise, Idaho 83706, or to such other address as either party may from time to time specify by like notice. Notice shall be effective upon receipt thereof.

11. Miscellaneous. This Agreement may be executed in any number of counterparts which together shall constitute one instrument, and shall be governed by and construed in accordance with the internal laws of the State of Idaho. Amendments of this Agreement may be made, or compliance with any warranty, covenant, or condition herein set forth may be omitted or waived only in writing by RSG. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns

12. Idaho Notice. NOTICE PURSUANT TO I.C. SECTION 9-505(5): A PROMISE OR COMMITMENT TO LEND MONEY OR TO GRANT OR EXTEND CREDIT IN AN ORIGINAL PRINCIPAL AMOUNT OF FIFTY THOUSAND DOLLARS ($50,000) OR MORE, MADE BY A PERSON OR ENTITY ENGAGED IN THE BUSINESS OF LENDING MONEY OR EXTENDING CREDIT, OR SOME NOTE OR MEMORANDUM THEREOF, MUST BE IN WRITING AND SUBSCRIBED BY THE PERSON OR ENTITY MAKING THE PROMISE OR COMMITMENT, OR THE AGENT OF THE PERSON OR ENTITY, OR THE AGREEMENT IS INVALID.

[Signatures on following page]

EXECUTED as of the date first set forth above.

Ron Guill,

Stacey Guill,

"Borrower"

TIMBERLINE RESOURCES CORPORATION

By:
Name: RANDAL L. HARDY
Title: CEO

"Subsidiary"

TIMBERLINE DRILLING, INC

By:
Name: RANDAL L. HARDY
Title: CEO